Execution Version

AMENDMENT NO. 3 TO REVOLVING CREDIT AND GUARANTY AGREEMENT
THIS AMENDMENT NO. 3 (this “Amendment”), dated as of May 29, 2026, by and among HIMS & HERS HEALTH, INC., a Delaware corporation (the “Borrower”), and each existing Lender party hereto, which constitute at least the Required Lenders under the Existing Credit Agreement (as defined below) (such Lenders party hereto, collectively referred to herein as the “Consenting Lenders” and each a “Consenting Lender”) amends that certain Credit Agreement, dated as of February 18, 2025 (as amended by that certain Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of June 25, 2025, that certain Amendment No. 2 to Revolving Credit and Guaranty, dated as of May 7, 2026 and as further amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Credit Agreement”), among, the Borrower, the Subsidiary Borrowers and the Guarantors from time to time party thereto, the Lenders and Issuing Banks party thereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent and the Collateral Agent.
W I T N E S S E T H
WHEREAS, pursuant to Section 10.2 of the Existing Credit Agreement, the Borrower and each of the Consenting Lenders have agreed to amend the Existing Credit Agreement, subject to the terms and conditions set forth herein, as of the Amendment No. 3 Effective Date (as defined below).
NOW, THEREFORE, the parties hereto agree as follows:
1.    Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.
2.    Amendments. Effective as of the Amendment No. 3 Effective Date, each of the parties hereto agrees that the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the document attached as Exhibit A hereto.
3.    Conditions Precedent. This Amendment, including the amendments set forth in Section 3 hereof, shall not become effective until the date (the “Amendment No. 3 Effective Date”) on which each of the following conditions are satisfied:
(a)(i) The Borrower and the Guarantors shall have executed and delivered counterparts of this Amendment to the Administrative Agent, (ii) the Required Lenders shall have executed and delivered a counterpart of this Amendment to the Administrative Agent and (iii) the Administrative Agent shall have executed a counterpart of this Amendment;
(b)The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Amendment No. 3 Effective Date and either attaching the documents referred to in Section 4.1(d) of the Credit Agreement or certifying that such documents previously delivered to the Administrative Agent have not been amended or modified;
(c)The Administrative Agent shall have received a certificate, dated the Amendment No. 3 Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (d) and (e) of this Section 3 as of the Amendment No. 3 Effective Date;
(d)The representations and warranties set forth in Section 4 shall be true and correct;

(e)At the time of and immediately after giving effect the Amendment, no Default or Event of Default shall have occurred and be continuing;
(f)The Borrower shall have paid (i) all fees and expenses separately agreed to in writing in connection with this Amendment and (ii) all reasonable, documented and invoiced fees, disbursements and other charges of counsel to the Administrative Agent to the extent invoiced not less than two (2) Business Days prior to the Amendment No. 3 Effective Date or otherwise approved by the Borrower.
4.     Representations and Warranties. To induce the Administrative Agent and the Required Lenders to enter into this Amendment, each Loan Party represents and warrants to the Administrative Agent and the other Lenders on and as of the Amendment No. 3 Effective Date that, in each case:
(a)    the representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties are true and correct in all respects), except that (i) for purposes of this Section 4, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Credit Agreement and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date;
(b)    this Amendment and each other document executed in connection herewith are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action; and
(c)    this Amendment and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of each Loan Party, and each such document to which it is party constitutes the legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.    Reaffirmation of Guarantees and Security Interests. Each Loan Party has (a) (other than the Borrower) guaranteed the Obligations and (b) created Liens in favor of Secured Parties on certain Collateral to secure its obligations within the Existing Credit Agreement, under the Collateral Documents to which it is a party. Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of the Existing Credit Agreement and this Amendment and consents to this Amendment to be entered into on the date hereof. Each Loan Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document), (ii) grants to the Collateral Agent for the benefit of the Lenders a continuing lien on and security interest in and to such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations (whether at stated maturity, by acceleration or otherwise) and (iii) no new filings will be required to be made or other action be taken to perfect or to maintain the perfection of such Liens.
    Each Loan Party acknowledges and agrees that (i) any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties.

6.     Post-Closing Obligations. The Borrower agrees that:
(a) within 90 days after the Amendment No. 3 Effective Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) (such date, the “Joinder Date”), with respect to each existing Material Foreign Subsidiary as of the Amendment No. 3 Effective Date (other than any Excluded Subsidiary or any Eucalyptus Entity or any Material Foreign Subsidiary that is no longer a Material Foreign Subsidiary as of the Joinder Date), the Borrower shall cause each such Material Foreign Subsidiary to (i) become a Guarantor under the Credit Agreement by executing and delivering to the Administrative Agent a Counterpart Agreement and (ii) execute and deliver to the Collateral Agent such Foreign Collateral Documents as may be required to satisfy the Foreign Collateral Requirement, together with all such documents, instruments, agreements, certificates and legal opinions as may be reasonably requested by the Collateral Agent or the Administrative Agent (including opinions of local counsel in each relevant jurisdiction in form and substance reasonably satisfactory to the Administrative Agent); and
(b)    within 120 days after the closing of the Eucalyptus Acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion), with respect to each Eucalyptus Entity constituting a Material Foreign Subsidiary as of the closing date of the Eucalyptus Acquisition (other than any Excluded Subsidiary), the Borrower shall cause each such Material Foreign Subsidiary to (i) become a Guarantor under the Credit Agreement by executing and delivering to the Administrative Agent a Counterpart Agreement and (ii) execute and deliver to the Collateral Agent such Foreign Collateral Documents as may be required to satisfy the Foreign Collateral Requirement, together with all such documents, instruments, agreements, certificates and legal opinions as may be reasonably requested by the Collateral Agent or the Administrative Agent (including opinions of local counsel in each relevant jurisdiction in form and substance reasonably satisfactory to the Administrative Agent).
7.    Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Existing Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Existing Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.
8.    No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect. This Amendment shall not constitute a novation of the Existing Credit Agreement.
9.    Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
10.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
11.    Jurisdiction; Waiver of Jury Trial. The jurisdiction and waiver of right to trial by jury provisions in Sections 10.9 and 10.10 of the Existing Credit Agreement are incorporated herein by reference mutatis mutandis.
[SIGNATURE PAGES FOLLOW]
3

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first written above.

HIMS & HERS HEALTH, INC.,
as the Borrower

By: /s/ Oluyemi Okupe
Name: Oluyemi Okupe
Title: Chief Financial Officer

HIMS, INC., as a Guarantor
By: /s/ Oluyemi Okupe
Name: Oluyemi Okupe
Title: Chief Financial Officer

H&H PHARMACY MANAGEMENT, INC.,
as a Guarantor
By: /s/ Oluyemi Okupe
Name: Oluyemi Okupe
Title: Treasurer

XECARE LLC, as a Guarantor
By: /s/ Michael Chi
Name: Michael Chi
Title: President

YOURBIO HEALTH, INC., as a Guarantor
By: /s/ Michael Chi
Name: Michael Chi
Title: President

APOSTROPHE PHARMACY LLC, as a Guarantor
By: /s/ Michael Chi
Name: Michael Chi
Title: President

[Signature Page to Amendment No. 3]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Consenting Lender

By: /s/ Helen D. Davis
Name: Helen D. Davis
Title: Executive Director

[Signature Page to Amendment No. 3]

GOLDMAN SACHS BANK USA, as a
Consenting Lender

By: /s/ Elizabeth Tosin
Name: Elizabeth Tosin
Title: Authorized Signatory

[Signature Page to Amendment No. 3]

MORGAN STANLEY BANK, N.A., as a Consenting Lender

By: /s/ Tayo Lapite
Name: Tayo Lapite
Title: Authorized Signatory

[Signature Page to Amendment No. 3]

Exhibit A

Amendments to Existing Credit Agreement

[attached]

REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of February 18, 2025, as amended by Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of June 25, 2025, Amendment No. 2 to Revolving Credit and Guaranty Agreement, dated as of May 7, 2026 and Amendment No. 3 to Revolving Credit and Guaranty Agreement, dated as of May 29, 2026 among
HIMS & HERS HEALTH, INC.,
the Subsidiary Borrowers party hereto, the Guarantors party hereto, the Lenders and Issuing Banks party hereto and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent and
JPMORGAN CHASE BANK, N.A.
and
MORGAN STANLEY SENIOR FUNDING, INC. and GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents
Page
ARTICLE I DEFINITIONS    1
Section 1.1    Defined Terms    1
Section 1.2    Classification of Loans and Borrowings    52
Section 1.3    Terms Generally    52
Section 1.4    Accounting Terms; GAAP    52
Section 1.5    Letter of Credit Amounts    53
Section 1.6    Divisions    53
Section 1.7    Interest Rates; Benchmark Notification    53
Section 1.8    Exchange Rates; Currency Equivalents    54
ARTICLE II THE CREDITS    54
Section 2.1    Commitments    54
Section 2.2    Revolving Loans and Borrowings    54
Section 2.3    Swing Line Loans    55
Section 2.4    Issuance of Letters of Credit and Purchase of Participations Therein    57
Section 2.5    Requests for Borrowings    65
Section 2.6    Funding of Borrowings    66
Section 2.7    Interest Elections    67
Section 2.8    Termination and Reduction of Commitments    69
Section 2.9    Repayment of Loans; Evidence of Debt    69
Section 2.10    Prepayment of Loans    70
Section 2.11    Fees    71
Section 2.12    Interest    73
Section 2.13    Alternate Rate of Interest    74
Section 2.14    Increased Costs    78
Section 2.15    Break Funding Payments    79
Section 2.16    Taxes    80
Section 2.17    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    84
Section 2.18    Mitigation Obligations; Replacement of Lenders    86
Section 2.19    Incremental Facilities    87
Section 2.20    Extension of Maturity Date    91
Section 2.21    Defaulting Lenders    93
Section 2.22    Illegality    96
ARTICLE III REPRESENTATIONS AND WARRANTIES    97
Section 3.1    Organization; Powers    97
i

REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of February 18, 2025, among HIMS & HERS HEALTH, INC., as Parent Borrower, the SUBSIDIARY BORROWERS from time to time party hereto, the GUARANTORS from time to time party hereto, the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender.
The Borrower Representative (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested that the Lenders make Loans to the Borrowers on a revolving credit basis and the Issuing Banks issue Letters of Credit at the request and for the account of the Borrowers on and after the Effective Date and at any time and from time to time prior to the Commitment Termination Date.
The proceeds of borrowings and the Letters of Credit hereunder are to be used for the purposes described in Section 5.9. The parties hereto are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Acquisition” means any transaction or series of related transactions resulting in the acquisition by Parent Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.
“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR, plus (b) 0.0326 % and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR, plus (b) 0.10% and (iii) with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian Dollars, plus (b) 0.29547%; provided that if Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Alternative Currencies” means Canadian Dollars, Euros and Sterling.
“Amendment No. 1” means the Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of the Amendment No. 1 Effective Date, by and among, the Parent Borrower and the Administrative Agent.
“Amendment No. 2” means the Amendment No. 2 to Revolving Credit and Guaranty Agreement, dated as of the Amendment No. 2 Effective Date, by and among, the Parent Borrower, the Administrative Agent, the Collateral Agent and the Lenders party thereto.
    “Amendment No. 3” means the Amendment No. 3 to Revolving Credit and Guaranty Agreement, dated as of the Amendment No. 3 Effective Date, by and among the Parent Borrower, each Guarantor, the Administrative Agent, the Collateral Agent and the Lenders party thereto.
“Amendment No. 1 Effective Date” means June 25, 2025.
“Amendment No. 2 Effective Date” means May 7, 2026. “Amendment No. 3 Effective Date” means [ ], 2026
“Ancillary Document” has the meaning set forth in Section 10.6(b).
“Anti-Corruption Laws” means all applicable laws, rules and regulations concerning or relating to bribery, corruption or money laundering.
“Applicable Parties” has the meaning assigned to it in Section 9.08.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“CFC” means (a) each Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and (b) each Subsidiary of any such controlled foreign corporation described in clause (a) above.
“CFC Holdco” means each Subsidiary of Parent Borrower (other than the Borrowers) substantially all the assets of which consist of Equity Interests in (or Equity Interests in and Indebtedness of) one or more CFCs or CFC Holdcos.
“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Holders, individually or in the aggregate, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent Borrower (the “Total Voting Power”), unless either (i) the Permitted Holders beneficially own a majority of the Total Voting Power or (ii) if the Permitted Holders beneficially own less than a majority of the Total Voting Power, the Total Voting Power represented by the shares beneficially owned by the Permitted Holders exceeds the Total Voting Power represented by shares beneficially owned by such acquiring Person or group.
“Change in Law” means the occurrence, after the Effective Date, of any of the following:
(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning set forth in Section 10.14.
“Clean-up Period” means, in respect of the Eucalyptus Acquisition, the period commencing on the closing date of the Eucalyptus Acquisition, if any, and ending on (and including) the date that is 150 days after such closing date (or such longer time as Administrative Agent may reasonably agree).
“Class” means, (a) when used in reference to the Lenders, (i) Lenders having Commitments or outstanding Revolving Loans and (ii) Lenders having any other separate class of commitments or loans made pursuant to the terms of this Agreement, and (b) when used in reference to any Loan or Borrowing, each class of Loans or the Borrowing comprising such Loans being: (i) Revolving Loans, (ii) Swing Line Loans and (iii) any other separate class of loans made pursuant to the terms of this Agreement.
“Closing Date” shall mean February 18, 2025.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Lenders hereunder, or any successor collateral agent.
“Collateral Documents” means the Security Agreement, the Foreign Collateral Documents entered into pursuant to Section 11.8, if any, the Mortgages, if any, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Lenders, a Lien on any Collateral of that Loan Party as security for the Obligations.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section
2.20 or Section 10.4; provided that at no time shall the Revolving Exposure of any Lender exceed its Commitment. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.1 opposite such Lender’s name. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $175,000,000.
“Commitment Fee Rate” means the applicable rate per annum set forth in the definition of “Applicable Rate” under the caption “Commitment Fee Rate” and as determined pursuant to the definition of “Applicable Rate” and Section 2.11.

assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any consummated Acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development).
In addition, to the extent not already included in Consolidated Net Income, proceeds from any business interruption insurance received in such period or which is reasonably expected to be received in a subsequent period and within one year of the underlying loss shall be added to Consolidated Net Income; provided that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period.
“Consolidated Total Assets” means, at any date of determination, the total amount of assets of Parent Borrower and its Subsidiaries (or of any Subsidiary of Parent Borrower and its Subsidiaries, as the context requires), as set forth on the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) or Section 3.4(a) of this Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Debt Security” means any unsecured debt security the terms of which provide for the conversion or exchange thereof into Equity Interests, cash or a combination of Equity Interests and cash with such amount of cash and Equity Interests determined by reference to the Parent Borrower’s common stock.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Administrator” means the Bank of Canada (or any successor administrator).
“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.
“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a ~~Domestic~~ Loan Party pursuant to Section 5.10.
“Covered Entity” means any of the following:

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that would be deemed at any relevant time to be a single employer or otherwise aggregated or under common control with a Loan Party or a Subsidiary of Parent Borrower under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan; (b) the termination of any Pension Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (d) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) any Loan Party or any ERISA Affiliate requests a minimum funding waiver or fails to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA (whether or not waived) with respect to any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan; (h) the complete or partial withdrawal of any Loan Party, Subsidiary of Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; or (i) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eucalyptus Acquisition” means the proposed acquisition of all of the issued capital of EUC Management Pty Ltd ACN 631 013 860 pursuant to that certain Securities Sale Deed, dated as of February 19, 2026, by and among Horizon BidCo Pty Ltd ACN 694 778 375, an Australian proprietary company, the Parent Borrower, Hims, Inc., and the sellers named therein.
“Eucalyptus Entities” means EUC Management Pty Ltd ACN 631 013 860 (d/b/a Eucalyptus) and its direct and indirect subsidiaries.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative.
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning set forth in Article VIII.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by law, regulation or any contractual obligation existing from guaranteeing the Secured Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty unless such consent, approval, license or authorization has been received or would, contemporaneous with the Effective Date, be received (provided that (i) with respect to any Subsidiary existing on the Effective Date, any such contractual obligation containing such a prohibition was in existence on the Effective Date and (ii) with respect to any Subsidiaries acquired or created after the Effective Date, such prohibition is not the result of a contractual obligation that arose solely in contemplation of such Subsidiary satisfying this definition); (b) any Immaterial Subsidiary; (c) any Foreign Subsidiary (other than any Material Foreign Subsidiary whose provision of a Guarantee would not result in an investment in “United States property” (within the meaning of Section 956 of the Code), as reasonably determined by Borrower Representative) and (d) subject to Section 10.18(a), any Subsidiary that is not a wholly owned Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, determined after giving effect to any “keepwell”, support or other agreement for the benefit of such Guarantor, at the time the Guarantee of such Guarantor, or the grant of such security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the

“Limited Conditionality Acquisition” means any Acquisition not prohibited by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder, including, for the avoidance of doubt, Amendment No. 1, Amendment No. 2 and Amendment No. 3), the Notes (if any), any Counterpart Agreement, the Collateral Documents and any agreements, documents or certificates executed by any Borrower in favor of any Issuing Bank relating to Letters of Credit, the Borrower Supplement and any other agreement entered into in connection herewith by any Borrower or any Loan Party with or in favor of the Administrative Agent, the Collateral Agent or the Lenders and designated by the terms thereof as a “Loan Document”.
“Loan Document Obligations” has the meaning set forth in the definition of “Obligations”.
“Loan Parties” means the Borrowers and the other Guarantors.
“Loans” means the loans made by the Lenders to any Borrower pursuant to this Agreement (including any loan made pursuant to a Commitment Increase or an Incremental Term Loan Facility).
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as in effect from time to time.
“Marketable Securities” means, without duplication of any of the items described in the definition of Cash Equivalents, investments permitted pursuant to the Parent Borrower’s investment policy as approved by the Board of Directors (or committee thereof) of the Parent Borrower from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of Parent Borrower and its Subsidiaries taken as a whole or (b) the rights and remedies, taken as a whole, of the Lenders, the Issuing Banks or the Administrative Agent under this Agreement or of any Agent, any Issuing Bank, any Lender or any other Secured Party under the Loan Documents.
“Material Domestic Subsidiary” means, at any time of determination, each Domestic Subsidiary of Parent Borrower that is not an Immaterial Subsidiary.
“Material Foreign Subsidiary” means, at any time of determination, each Foreign Subsidiary of Parent Borrower that is not an Immaterial Subsidiary.
“Material Subsidiary” means each Material Domestic Subsidiary and each Material Foreign Subsidiary.
“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents) or obligations in respect of one or more Swap Agreements, of any one or more of Parent Borrower and its Subsidiaries in a principal amount exceeding $15,000,000. For

Subsidiary of Parent Borrower thereof that would reasonably be expected to result in a Material Adverse Effect; and
(c) any other development (including litigation or investigations) that becomes known to any executive officer of Parent Borrower or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be in writing, shall contain a heading or a reference line that reads “Notice under Section 5.2 of Revolving Credit and Guaranty Agreement” and shall be accompanied by a statement of a Responsible Officer or other executive officer of Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3 Existence; Conduct of Business. Parent Borrower will, and will cause each of its Material Subsidiaries and each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its rights, licenses, permits, privileges, franchises and Intellectual Property; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation, sale or dissolution permitted under Section 6.3 and (ii) none of Parent Borrower or any of its Material Subsidiaries or any other Loan Party shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges, franchises or Intellectual Property where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.4 Payment of Taxes. Parent Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of Parent Borrower or any of its Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, Parent Borrower or such Subsidiary of Parent Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.5 Maintenance of Properties; Insurance; Professional Company Documents. Parent Borrower will, and will cause each of its Material Subsidiaries and each other Loan Party to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies or through self-insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations. If at any time the area in which any improved Mortgaged Property is located is designated a special flood hazard area, the Borrower Representative shall or shall cause the applicable Domestic Loan Party to obtain and maintain flood insurance in an amount and otherwise sufficient to comply with the Flood Insurance Laws. As of the Closing Date, each Professional Company Document to which the Parent Borrower or any Subsidiary is party as of adoption of any amendment to a Pension Plan which results in a material increase in contribution obligations of a Loan Party, Subsidiary or any ERISA Affiliate, a detailed written description thereof from a senior Financial Officer of Borrower Representative; and (d) as soon as practicable, and in any event within 10 days, notice if, at any time after the Effective Date, a Loan Party, Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan to which such party did not maintain or contribute to prior to the Effective Date.
Section 5.8 Compliance with Laws and Agreements. Parent Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Parent Borrower will maintain in effect and use reasonable efforts to enforce policies and procedures designed to ensure compliance by Parent Borrower, its Subsidiaries and its and their respective directors, officers, and employees of the foregoing with Anti-Corruption Laws and applicable Sanctions.
Section 5.9 Use of Proceeds. The proceeds of the Loans will be used for working capital and general corporate purposes of the Borrowers, including for stock repurchases under stock repurchase programs approved by the Parent Borrower and permitted under this Agreement and for Acquisitions. The Letters of Credit and the proceeds thereof will be used for working capital and general corporate purposes of Parent Borrower and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Credit Extension, and the Borrowers shall not use, and shall procure that their Subsidiaries, and their respective directors, officers, and employees shall not use, the proceeds of any Credit Extension, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.10 Additional Guarantors. (a) In the event that any Person becomes a Material Domestic Subsidiary or a Material Foreign Subsidiary (other than, in each case, any Excluded Subsidiary), Parent Borrower shall, within 60 days (or, in the case of a Material Foreign Subsidiary, 90 days) thereafter (or such longer period of time as the Collateral Agent may agree in its reasonable discretion), (A) cause such Material Domestic Subsidiary or Material Foreign Subsidiary, as applicable, to become (x) a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and (y) a Grantor under the Security Agreement (or in the case of a Material Foreign Subsidiary, a party to the applicable Foreign Collateral Documents) by executing and delivering to the Collateral Agent the joinder agreement or Foreign Collateral Documents required thereunder, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent or required by the Collateral Documents (including, in the case of a Material Foreign Subsidiary, the satisfaction of the Foreign Collateral Requirement). If reasonably requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for Parent Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of such customary matters as may be reasonably requested by the Administrative Agent relating to any Counterpart Agreement or joinder agreement delivered pursuant to this Section 5.10(a), dated as of the date of such agreement.
(b) With respect to each Material Domestic Subsidiary or Material Foreign Subsidiary of Parent Borrower referred to in clause (a) above, Parent Borrower shall promptly after delivering the financial statements pursuant to Sections 5.1(a) or (b), as the case may be, send to the Administrative Agent written notice setting forth (i) the date on which such Person became a Material Domestic Subsidiary ~~and~~or Material Foreign Subsidiary, as applicable, (ii) all of the data required to be set forth in Schedule 3.12 hereto; and such written notice shall be deemed to supplement Schedule 3.12 for all purposes hereof.
Section 5.11 Further Assurances. Subject to the limitations set forth in the Security Agreement or any other Loan Document, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time (a) to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) are secured by the Collateral to the fullest extent required under the Collateral Documents and (b) to cause the Foreign Collateral Requirement to be and remain satisfied.
Section 5.12 Beneficial Ownership Regulation. Promptly following any request therefor, each Loan Party shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.
Section 5.13    Material Real Estate.
(a)Within one hundred twenty (120) days (or such longer time as Administrative Agent may reasonably agree) after the acquisition of any Material Real Estate by a Domestic Loan Party (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), the applicable Domestic Loan Party shall execute and/or deliver, or cause to be executed and/or delivered, to the Administrative Agent, for each Material Real Estate, the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)a fully executed and acknowledged Mortgage in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable first priority Lien (subject only to Liens permitted by Section 6.2) on the Mortgaged Property described therein;
(ii)a title insurance policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the form and substance and from appraisers reasonably satisfactory to the Administrative Agent stating the then current fair market value of all or any portion of the personal property of any Domestic Loan Party and the fair market value or such other value as determined by the Administrative Agent (for example, replacement cost for purposes of flood insurance) of any Material Real Estate of any Domestic Loan Party.
Section 5.14 Post-Closing Obligations. As promptly as practicable, and in any event within the time periods following the Effective Date specified on Schedule 5.14 or such later date as the Administrative Agent agrees to in writing in its reasonable discretion, each Borrower and each other applicable Loan Party shall deliver the documents or take the actions specified on Schedule 5.14.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have been cancelled or expired with no pending drawings or cash collateralized on terms reasonably satisfactory to the applicable Issuing Banks, each Loan Party covenants and agrees with the Lenders that:
Section 6.1 Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)the Obligations;
(b)Indebtedness of Parent Borrower or its Subsidiaries with respect to Capital Lease Obligations, sale-lease back transactions and purchase money Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of incurrence thereof, $75,000,000; provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness;
(c)unsecured Indebtedness of any Domestic Loan Party in an aggregate principal amount outstanding not to exceed the greater of (i) $25,000,000 and (ii) an unlimited amount so long as the Total Leverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness does not exceed 3.50 to 1.00; provided, that, with respect to Indebtedness incurred in reliance on sub-clause (i) of this Section 6.1(c), no Event of Default shall have occurred and be continuing or result therefrom;
(d)~~Indebtedness of any Subsidiary to Parent Borrower or to any other Subsidiary, or of Parent Borrower to any Subsidiary; provided that (i) all such Indebtedness owing by a Domestic Loan Party to any Subsidiary that is not a Domestic Loan Party  shall be unsecured and subordinated in right of payment to the payment in full of the Obligations and (ii) all such Indebtedness owing by a Foreign Subsidiary Borrower to any Subsidiary~~

~~that is not a Domestic Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations of such Foreign Subsidiary Borrower;~~[Reserved];
(e)Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;
(f)Indebtedness in connection with cash management or custodial agreements, netting services, overdraft protections and otherwise similarly in connection with deposit accounts and Indebtedness in connection with credit card, debit card or other similar cards or payment processing services;
(g)Guarantees by Parent Borrower of Indebtedness of a Subsidiary of Parent Borrower or Guarantees by a Subsidiary of Parent Borrower of Indebtedness of Parent Borrower or another Subsidiary of Parent Borrower with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations;
(h)Indebtedness existing on the Effective Date and described in
Schedule 6.1;
(i)Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent Borrower or any Subsidiary of Parent Borrower, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;
(j)Indebtedness of Subsidiaries of Parent Borrower that are not Domestic Loan Parties in an aggregate principal outstanding amount not to exceed
$15,000,000;
(k)Incremental Equivalent Debt;
(l)Indebtedness of Parent Borrower and the Subsidiaries assumed in connection with any Acquisition, in an aggregate principal outstanding amount not to exceed $25,000,000 at any time; provided that (i) such Indebtedness is not incurred in contemplation of such Acquisition and (ii) both immediately prior to and after giving effect to the assumption of such Indebtedness and the incurrence of all Indebtedness resulting thereof, no Default or Event of Default shall exist or result therefrom;
(m)Indebtedness of Parent Borrower and the Subsidiaries in an aggregate principal outstanding amount not to exceed the greater of (x) $25,000,000 and (y) 2.5% of Consolidated Total assets of Parent borrower and its Subsidiaries as of the last expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers, employees or other providers of services of Parent Borrower or any of its Subsidiaries, (c) any transaction involving amounts less than $300,000 individually or $3,000,000 in the aggregate in any fiscal year, (d) any Restricted Payment permitted by Section 6.4 and (e) any transaction between or among Parent Borrower, any Subsidiary, any Professional Company (pursuant to or in connection with a Professional Company Document) or any of the Pharmacy Entities, and not otherwise prohibited hereunder.
Section 6.7 Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(a)Investments in cash and    Cash Equivalents and Marketable Securities;
(b)Investments (including intercompany loans) made by (i) Parent Borrower or any Subsidiary of Parent Borrower that is a Loan Party in Parent Borrower or any Subsidiary of Parent Borrower; that is a Loan Party; (ii) any Subsidiary of Parent Borrower that is not a Loan Party in Parent Borrower or any other Subsidiary of Parent Borrower, and (iii) Parent Borrower or any Subsidiary of Parent Borrower that is a Loan Party in any Subsidiary of Parent Borrower that is not a Loan Party in an aggregate principal amount not to exceed $100,000,000; provided that all such Investments under clause (iii) shall be unsecured and subordinated in right of payment to the payment in full of the Obligations;
(c)other Investments (including Joint Ventures) in an amount not to exceed the greater of (i) $25,000,000 and (ii) an unlimited amount so long as the Total Leverage Ratio (calculated on a Pro Forma Basis at the time such Investment is made and immediately after giving effect thereto) does not exceed 3.00 to 1.00; provided, that, with respect to Investments made in reliance on sub-clause (i) of this Section 6.7(c), no Event of Default shall have occurred and be continuing or result therefrom;
(d)loans and advances to employees or other providers of services of Parent Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 in any fiscal year;
(e)Investments described in Schedule 6.7;
(f)Swap Agreements which constitute Investments;
(g)trade receivables in the ordinary course of business;
(h)guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;
(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(j)intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;
(k)lease, utility and other similar deposits in the ordinary course of business;
(l)Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;
(m)Investments in Joint Ventures, Professional Companies and Pharmacy Entities in an aggregate principal amount not to exceed $15,000,000 in any fiscal year;
(n)The purchase of any Permitted Bond Hedge Transaction by Parent Borrower and the performance of its obligations thereunder; and
(o)Investments made to Pharmacy Entities in the ordinary course of business for the purchase of Inventory~~; and~~.
(p) ~~Investments in any Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed $50,000,000.~~
For purposes of covenant compliance with this Section 6.7, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment ~~and~~, (ii) (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Borrower Representative may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses, and (iii) any Investment or Acquisition that is not otherwise prohibited by this Agreement may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.
Section 6.8    Financial Covenants.

respective assets and shall remain undischarged, unvacated, unbonded or unstayed (or an action of similar effect in any jurisdiction outside the U.S.) for a period of 90 consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process would reasonably be expected to have a Material Adverse Effect;
(l)one or more ERISA Events shall have occurred that would reasonably be expected to result in a Material Adverse Effect;
(m)a Change in Control shall occur; or
(n)(i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document, (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document for any reason other than resulting from the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under any collateral document or a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner or (iii) any Loan Party shall contest in any manner the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;
(o)Notwithstanding the foregoing, until the expiry of the Clean-Up Period, a breach of any representation or warranty or any covenant in this Agreement or any Loan Document existing by reason of circumstances existing on the closing date of the Eucalyptus Acquisition and arising primarily from the business or operations of the respective Eucalyptus Entities (or any obligation to procure or ensure in relation thereto) shall not constitute a Default or Event of Default during the Clean-up Period if, and for so long as, the circumstances giving rise to such breach: (i) are capable of being cured during the Clean-Up Period and the Parent Borrower is using reasonable efforts to cure such breach (it being understood, for the avoidance of doubt, that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements); (ii) have not been knowingly caused or expressly approved by the Parent Borrower; and (iii) have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that (x) the Parent Borrower shall give the Lenders notice of such breach upon obtaining knowledge thereof by the Parent Borrower or any of its Subsidiaries and the steps it is taking to cure such breach and (y) if the relevant circumstances are continuing at the end of the Clean-Up Period, the Default or Event of Default, as applicable, shall be deemed to occur immediately at the end of the Clean-Up Period.
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the compliance with Section 2.16(e)) to which such Lender would not have been subject as a result of designation of a Foreign Subsidiary Borrower and (y) any payments by or on account of such Foreign Subsidiary Borrower hereunder or under any Loan Document will not be subject to deduction or withholding for any Taxes (unless indemnified pursuant to Section 2.16 of this Agreement, subject to such Lender's compliance with Section 2.16(e)) that would not have applied in the absence of the designation of such Foreign Subsidiary Borrower. Prior to effecting any such changes, the Administrative Agent shall give all Lenders at least five Business Days' notice thereof and an opportunity to comment thereon.
(c)Notwithstanding the foregoing clause (a), (i) no Borrower that is a Domestic Subsidiary may borrow Loans prior to the fifth Business Day after the Administrative Agent has distributed copies of the applicable Borrower Supplement pursuant to the last sentence of clause (a) and (ii) no Borrower that is a Foreign Subsidiary may (x) borrow Loans prior to the tenth Business Day after the Administrative Agent has distributed copies of the applicable Borrower Supplement pursuant to the last sentence of clause (a) or (y) borrow or maintain Loans if any Lender has notified the Administrative Agent (which notice has not been withdrawn) that such Lender has determined in good faith that (A) as of the date such Subsidiary Borrower is eligible to borrow Loans pursuant to the foregoing clause (c)(ii)(x) or (B) as the result of the introduction of, any change in, or any change in the interpretation or administration of any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case described in this clause (B) after the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (c)(ii)(x), such Lender cannot make or maintain Loans to such Subsidiary Borrower without (1) adverse tax or legal consequences (including any consequences resulting from exchange controls or capital controls) unless such consequences only involve the payment of money, in which case such Subsidiary Borrower may borrow and maintain Loans if it agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Lender for costs pursuant to Sections 2.14 and 2.16 of this Agreement resulting from such consequences that would not have applied in the absence of the designation of such Foreign Subsidiary as a Foreign Subsidiary Borrower, subject to such Lender’s compliance with Section 2.16(e), or such consequences relate to FATCA or (2) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law).
(d)So long as the principal of and interest on all Loans made to any Borrower under this Agreement shall have been paid in full and all other obligations of such Borrower in such capacity (other than any contingent indemnification or similar obligation not yet due and payable) shall have been fully performed, such Borrower may, upon not less than five Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate its status as a “Borrower”.
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